Exhibit 99

      Sypris Lowers Earnings Outlook; Provides Guidance for 2006

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Dec. 20, 2005--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported that it is lowering its financial outlook for the fourth quarter. The Company now expects earnings for the fourth quarter to range from breakeven to a loss of $0.05 per diluted share, compared to a loss of $0.04 per diluted share for the fourth quarter of 2004 and prior guidance of $0.12 to $0.15 per diluted share. Revenue for the fourth quarter is expected to be in the range of $133 to $135 million, compared to $122 million for the fourth quarter of 2004 and prior guidance of $135 to $140 million.
    For the full year ended December 31, 2005, the Company now expects revenue to approximate $525 million, which represents a 23% increase from $425 million for the prior year period. With a year-over-year increase in interest expense of $4.0 million, net income is now expected to approximate $5.1 million for 2005 compared to $8.3 million in 2004, while earnings per share are expected to be in the range of $0.25 to $0.30 per diluted share compared to $0.47 per diluted share for 2004.
    "Revenue for the quarter is expected to be $5 to $7 million below prior expectations as a result of softening commercial vehicle orders, significant inventory rebalancing by a customer and the delay of shipments under an important missile program," said Jeffrey T. Gill, president and chief executive officer. "Earnings are expected to be further impacted by unexpected overtime in our Industrial Group as we worked to maintain deliveries during periods of unplanned equipment downtime in several of our plants.
    "Although the Company's consolidated financial performance for the fourth quarter is clearly disappointing, our Electronics Group continues to gain important traction with revenue forecast to increase 7% to $49.5 million during the quarter, while gross profit is expected to increase 35% to $8.4 million during the period. In addition, the Company's cash flow from operating activities is expected to approximate $20 million during the quarter, resulting in full year cash flow from operating activities of $68 million and free cash flow of $25 million.
    "Orders and backlog remain at record levels and with expansion activities winding down, existing resources are now being deployed to focus on process control and productivity efforts. We have spent the better part of the last quarter recruiting proven, experienced talent and we are organizing ourselves to lean out operations, reduce equipment downtime and variability, and drive the Company's operating performance and margins back to levels that are consistent with our long-term expectations."
    Gill continued, "Revenue for 2006 is expected to be in the range of $555 to $565 million, reflecting our dedication to improving the Company's operating performance prior to resuming the double digit rates of growth experienced in recent years. Earnings per share are forecast to be in the range of $0.45 to $0.55 per diluted share, which includes $0.07 per diluted share for the expensing of stock options. The forecast represents an 82% increase from 2005 at the mid-point of our range, but remains well below what we believe to be the inherent long-term earnings potential of the Company. Cash flow from operating activities is expected to approximate $50 million for the year and with the investment cycle now complete, we expect to generate $30 million of free cash flow during 2006."
    A conference call is scheduled for Tuesday, December 20, 2005, at 10:00 a.m. Eastern Time to discuss the content of this release. The call can be accessed live via the Internet. Visit www.sypris.com or www.earnings.com for the link to the call or to listen to a replay of the call, which will be available for 30 days. Related presentation materials will also be posted to the "News" section of the Company's web site at www.sypris.com prior to the call. These materials will be in Adobe Acrobat format.

    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    This release, the presentation materials available on the Company's website, and the oral statements referring hereto, each contain "forward-looking statements," from which actual results may differ materially due to serious risk factors. Briefly, such risk factors include: cost and availability of raw materials such as steel, components, freight, natural gas or other utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers' financial strength, forecasts, backlogs, timely payments or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity; reductions, cyclical downturns or competitive pressures in our markets; cost, efficiency and yield of our operations including inefficient scrap rates, cycle times, expediting costs, overtime, freight, production schedules or cost controls; our ability to improve results of acquired businesses and associated costs; failure to identify environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, price, overstocking or underbilling; low-margin product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; recruitment or retention of management or other key employees; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to market conditions or operating or financial results, new business risks, credit ratings, debt covenants, contract claims, insurance conditions or regulatory developments; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; ongoing design and implementation of effective internal controls; costs of compliance with regulatory or contractual obligations; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, product liability, environmental or asbestos-related claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets or business conditions unknown risks and uncertainties; or risk factors in our SEC filings.



    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, 502-329-2000